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                                                                     EXHIBIT 3.2



                            AMB PROPERTY CORPORATION

                            CERTIFICATE OF CORRECTION



        AMB PROPERTY CORPORATION, a Maryland corporation, having its principal office within the State of Maryland at 300 East Lombard Street, Suite 1900, Baltimore, Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

        FIRST: This Certificate of Correction corrects the Articles Supplementary of the Corporation, establishing and fixing the rights and preferences of the 81/2% Series A Cumulative Redeemable Preferred Stock of the Corporation (the "Series A Articles Supplementary").

        SECOND: The name of the sole party to the Series A Articles Supplementary is the Corporation.

        THIRD: The Series A Articles Supplementary were filed for record with the Department on July 23, 1998.

        FOURTH: As previously filed, Article THIRD, Section 7(b)(iii) of the Series A Articles Supplementary stated:

               (iii) Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series A Preferred Stock that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series A Preferred Stock.

        FIFTH: Article THIRD, Section 7(b)(iii) of the Series A Articles Supplementary is hereby corrected to state:

               (iii) Subject to Section 7(l) of these Articles Supplementary and notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series A Preferred Stock that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series A Preferred Stock.

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        IN WITNESS WHEREOF, AMB Property Corporation has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its Senior Vice President, and its corporate seal affixed and attested to by its Secretary, on this 17th day of March, 1999. The Senior Vice President acknowledges this Certificate of Correction to be the act of the Corporation and states to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, subject to the penalties for perjury.

ATTEST:                                      AMB PROPERTY CORPORATION



/s/ David S. Fries                           By:  /s/ Michael A. Coke
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David S. Fries, Secretary                       Name:  Michael A. Coke
                                                Title: Senior Vice President



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